Exhibit 10.1.12

COSTCO WHOLESALE CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT -
NON-U.S. PARTICIPANTS

1. Grant of Stock Units. You are hereby granted Employee Stock Units covering the number of shares of Costco Wholesale Corp. common stock (the “Shares”) specified in the Grant Detail made available electronically in connection with the grant (the “Detail”). By accepting this grant, the Employee acknowledges and agrees that this grant is subject to the terms and conditions of this Agreement and of the Costco Wholesale Corporation Seventh Restated 2002 Stock Incentive Plan (the "Plan"), which is incorporated here by reference and a copy of which can be found on the Company's internal website or obtained through the Financial Planning Department.

2. Vesting Schedule and Delivery of Shares.

(a) The Stock Units are not Shares; they will be converted into shares when the Stock Units are settled after vesting. Any Stock Units that have not vested under the Detail or this Agreement shall be forfeited. Generally, Stock Units will settle and be issued as Shares on the anniversary of the grant date under the schedule set forth in the Detail. You will receive the Shares within 10 business days of the vesting date. Fractional shares will be rounded down to the nearest whole number. A portion of your Shares will be withheld to cover taxes.

(b) Active employees who attain 25 or more years of service shall qualify for accelerated vesting: one-third of the then unvested Stock Units for 25 or more years of service; two-thirds of the newly granted Stock Units for 30 or more years of service or one-half of the then unvested Stock Units for those grants which have already received the accelerated vesting related to the 25 years of service; and all of the newly granted or then unvested Stock Units for 35 or more years of service. Long-service periods required for accelerated vesting require continuous years of service. Long-service periods required for accelerated vesting require continuous years of service for persons first receiving grants in or after October 2013. Following this accelerated vesting, unvested Stock Units shall vest on a pro rata basis over the remaining term of the grant at the dates set forth in the Detail. For example:

If you receive on October 22 a grant of 6,000 Stock Units with a five-year vesting schedule and attain 25 years of service on the following April 15, at the next October 22 you will vest as to 1,200 Stock Units for the normal annual vesting (one-fifth times 6,000) and as to an additional 1,600 Stock Units due to years of service (6,000 minus 1,200 times one-third).

If you receive the same grant of 6,000 Stock Units with a five-year vesting schedule and had attained 25 years of service prior to the October 22 grant date, you would receive 2,000 Stock Units (6,000 times one-third) on the date of grant. If on the following April 15, you attained 30 years of service, then on the following October 22, you would receive 800 Stock Units for the normal annual vesting (6,000 minus 2,000 times one-fifth), and an additional 1,600 Stock Units due to years of service (6,000 minus 2,800 times one-half).

(c) If your employment is terminated other than for cause, you will vest in additional Stock Units as set forth below. For purposes of this subparagraph (c), the quarterly dates are: January 22; April 22; and July 22.

i. Except in the case of years when a new accelerated vesting threshold (25, 30, or 35 years of service) is or would be reached, for each complete quarter that has passed since the anniversary of the grant date you will vest in 25% of the Stock Units that were scheduled to vest that grant year. For example, if you receive a grant on October 22 of 6,000 Stock Units with a five-year vesting schedule and you terminate on the next April 23 (two quarters later) you will vest as to 600 Stock Units (one-fifth times 6,000 times two-fourths). You will receive shares within 90 days of termination but no later than the vesting date on the grant anniversary

ii. If you terminate after the grant date and have by the end of the immediately preceding calendar quarterly vesting date attained the required years of service, you will receive the pro rata number of Shares that have vested under the normal annual vesting and the Shares that you have qualified for based on accelerated vesting within 90 days of your termination, but no later than the vesting date on the grant anniversary. If under the example above, you had received a grant of 6,000 Stock Units and had already attained 25 years of service prior to the date of grant, attained 30 years of service on the following April 15, and terminated on August 30, you would receive 600 Stock Units as a result of your pro rata number of shares from normal annual vesting (6,000 minus 2,000 times one-fifth times three-fourths), and an additional 1,700 Stock Units due to years of service (6,000 minus 2,600 times one-half).

iii. If you terminate before the end of the first quarterly date (January 22), you will not vest in any otherwise unvested shares. For example, if you receive a grant on October 22 of 6,000 Stock Units with a five-year vesting schedule and you obtain 25-years of service on December 1, and you terminate on December 2, you would not receive any Stock Units from that award.

For purposes of this section 2(c), you will be treated as continuing in employment for a number of days following Termination as defined in Section 8(e) equal to the number of days of accrued vacation you have earned as of the date of your Termination, but no more than a maximum of six weeks (30 business days). If an anniversary of the grant date occurs during the accrued vacation period, you will vest and be paid on the anniversary date of the grant pursuant to section 2(a) and (b) above. This section 2(c) is subject in all events to the provision in section 3 requiring payment to be made within the short-term deferral period under Internal Revenue Code section 409A.

(d) Accelerated vesting also will occur at death. That vesting will be 100% if you were an officer at the Assistant Vice President level or above or if you have ten or more years of service. Otherwise, that vesting will be 50% (after giving credit for quarterly vesting applied for terminations). Shares will be distributed within 90 days of death.

(e) No further vesting (including without limitation any accelerated vesting) shall occur if you are terminated for cause. Vesting shall continue during a leave of absence; provided, however, that the Administrator has the discretion to cancel Stock Units or forfeit vesting in connection with a leave of absence. No continued vesting, or Administrator action taken in connection with vesting, during a leave shall have the effect of creating a deferral of compensation for purposes of section 409A.

(f) If you voluntarily or involuntarily experience a change to employment status or to a position in the Company that is not eligible for a Stock Unit Grant or is eligible for a lesser number of Stock Units, except as otherwise determined by the Administrator, vesting shall cease at the time of such change or occur at the lesser number associated with the new position; in connection with the change in status or position, at the anniversary of the grant you will vest at your prior position award level based on the number of full quarters of service since the prior grant date anniversary achieved at that position prior to the change in status.

3. Section 409A. This Stock Unit Agreement is intended to be exempt from section 409A as a short-term deferral, and the payment dates provided for in section 2 shall in all events occur within the short-term deferral period provided for in section 409A. Should a deferral of compensation nonetheless occur, the Agreement will be interpreted in a manner that complies with section 409A, including the six-month delay applicable to specified employees.

4. No Shareholder Rights. Stock Units represent hypothetical shares of Stock. Until the Stock Units vest and Shares are issued, you shall not be entitled to any of the rights or benefits generally accorded to shareholders. Unless otherwise determined by the Administrator, delivery of Shares shall be effected by book-entry credit to a custody account (the "Custody Account") maintained by you with a Custodian designated by the Company. You shall be the beneficial owner of any Shares properly credited to the Custody Account. You shall have no right to any dividend or distribution or vote or other shareholder rights with respect to such Shares if the record date for such event is prior to the date the Custody Account is properly credited with such Shares.

5. Taxes and Social Insurance.

(a) Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including the grant of the Stock Units, the vesting of the Stock Units, the subsequent sale of any Shares acquired pursuant to the Stock Units and the receipt of any dividends or dividend equivalents; and (b) does not commit to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items. Further, if the Employee becomes subject to taxation in more than one country between the grant date and the date of any relevant taxable or tax withholding event, as applicable, the Employee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country. For tax and withholding purposes and unless otherwise required under applicable law, the value of any Shares issued shall be determined based on the closing stock price on the date of vesting regardless of when the Shares are actually credited to a Custody Account.

(b) If the Employee’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of the Shares otherwise issuable upon vesting of the Stock Units (or a portion of any cash proceeds where the Stock Units are settled in cash or a forced sale is required) that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the grant of the Stock Units and the issuance of Shares hereunder. If the obligation for Tax-Related Items is satisfied by withholding Shares or a portion of any cash proceeds (where the Stock Units are settled in cash or a forced sale is required), for tax purposes, the Employee shall be deemed to have been issued the full number of Shares subject to the vested Stock Units, notwithstanding that a number of the Shares (or a portion of any cash proceeds) are withheld solely for the purpose of satisfying any withholding obligations for the Tax-Related Items due as a result of any aspect of the Employee’s participation in the Plan. Alternatively, the Company may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Employee’s regular salary or other amounts payable to the Employee, with no withholding of Shares, or may require the Employee to submit payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the Shares by means of certified check, cashier’s check or wire transfer. In the event the withholding requirements are not satisfied, no Shares will be issued to the Employee (or the Employee’s estate) upon vesting of the Stock Units (or no cash payment will be made where the Stock Units are settled in cash or a forced sale is required) unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by the Employee with respect to the payment of any such Tax-Related Items. By accepting the Stock Units, the Employee expressly consents to the methods of withholding as provided hereunder and/or any other methods of withholding that the Company may adopted and are permitted under the Plan to meet the withholding and/or other requirements as provided under applicable laws, rules and regulations. All other Tax-Related Items related to the Stock Units and any Shares delivered in payment thereof shall be the Employee’s sole responsibility.

(c) To the extent the Company pays any Tax-Related Items that are the Employee’s responsibility (“Advanced Tax Payments”), the Company shall be entitled to recover such Advanced Tax Payments from the Employee in any manner that the Company determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to the Employee by the Company (including regular salary/wages, bonuses, incentive payments and Shares acquired by the Employee pursuant to any equity compensation plan that are otherwise held by the Company for the Employee’s benefit).

6. Consent to Collection, Processing and Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies the Employee of the following in relation to the Employee’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Stock Units and the Employee’s participation in the Plan. The collection, processing and transfer of the Employee’s personal data is necessary for the Company’s administration of the Plan and the Employee’s participation in the Plan. The Employee’s denial and/or objection to the collection, processing and transfer of personal data may affect the Employee’s participation in the Plan. As such, the Employee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about the Employee, including the Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Employee or collected, where lawful, from third parties, and the Company will process the Data for the sole and exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Employee’s participation in the Plan.

The Company will transfer Data internally as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including (but not limited to) Bank of America Merrill Lynch. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Employee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Plan.

The Employee may, at any time, exercise their rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Employee’s participation in the Plan. The Employee may seek to exercise these rights by contacting the Company's Financial Planning Department.

7. Plan Information. The Employee acknowledges receipt of copies of the Plan and the Plan prospectus from the Company and agrees to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the investor relations section of the Company's website at http://www.costco.com. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are also available upon written or telephonic request to the Financial Planning Department, 999 Lake Drive, Issaquah, WA 98027. If the Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

8. Acknowledgment and Waiver. Employee agrees that:

(a) the Plan is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; and that the grant of Stock Units is discretionary and does not create any contractual or other right to receive future grants of Awards or other benefits in lieu of Awards, even if Awards have been granted repeatedly in the past;

(b) the Employee’s participation in the Plan shall not create a right to further employment with the Company, does not create an employment contract with the Company, and shall not interfere with the ability of the Company to terminate the Employee’s employment relationship at any time, with or without cause, and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;

(c) the Stock Units and resulting benefits are an extraordinary item that is outside the scope of the Employee’s employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

(d) the future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Stock Unit and cannot be predicted with certainty. No claim or entitlement to compensation or damages shall arise from termination of this grant of Stock Units or diminution in value of this grant of Stock Units resulting from changes in the value of the Company’s stock or the Employee’s Termination by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and its Affiliates from, and agrees not to pursue against the Company, any such claim that may arise. Further, if any such claim is found by a court or tribunal of competent jurisdiction to have arisen, then, by accepting this Agreement, the Employee will be deemed to have irrevocably waived their entitlement to pursue such claim; and

(e) upon the Employee’s Termination (whether or not such Termination constitutes a breach of local labor laws), the Employee’s right to receive benefits shall be only as set forth in this Agreement; his Termination shall be effective at the date reasonably anticipated by the Company and the Employee that the Employee will no longer be employed at a level equal to or greater than 21% percent of his average level of services over the immediately preceding 36 month period. Employee’s Termination will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); and the Company shall have the exclusive discretion to determine when the Employee is are no longer actively employed for purposes of this grant of Stock Units.

9. Repatriation and Legal/Tax Compliance Requirements. If the Employee is a resident of or employed in a country other than the United States, the Employee agrees, as a condition of the Award, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the Shares acquired pursuant to this Award) in accordance with local foreign exchange rules and regulations in the Employee’s country of residence (and country of employment, if different). In addition, the Employee agrees to take any and all actions, and consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in the Employee’s country of residence (and country of employment, if different). Finally, the Employee agrees to take any and all actions that may be required to comply with the Employee’s personal legal and tax obligations under local laws, rules and regulations in the Employee’s country of residence (and country of employment, if different).

10. EU Equal Treatment Framework Directive. If the Employee is a resident of or employed in a country that is a member of the European Union, the grant of the Award and this Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal or tribunal of competent jurisdiction determines that any provision of the Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to render it valid and enforceable to the full extent permitted under local law.

11. No Public Offering of Securities. Neither the grant of the Stock Units nor the issuance of the underlying Shares upon vesting of the Stock Units is intended to be a public offering of securities in the Employee’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities unless otherwise required to do so under local law.

12. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Units granted to the Employee under the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13. English Language. The Employee acknowledges and agrees that it is the Employee’s express intent that the Detail, the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Units, be drawn up in English. If the Employee has received the Detail, the Agreement, the Plan or any other documents related to the Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

14. Addendum. Notwithstanding any provision of this Agreement to the contrary, the Stock Units shall be subject to any special terms and conditions for the Employee’s country of residence (and country of employment, if different) as are forth in the applicable addendum to the Agreement (the “Addendum”). Further, if the Employee transfers their residency and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country will apply to the Employee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Employee’s transfer). Any applicable Addendum shall constitute part of this Agreement.

15. Additional Requirements. The Company reserves the right to impose other requirements on the Stock Units, any Shares acquired pursuant to the Stock Units, and the Employee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Stock Units and the Plan. Such requirements may include (but are not limited to) requiring the Employee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

16. Miscellaneous.

(a) Stock Units shall not be sold, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law. The Company shall not be required to treat as the owner of Stock Units, or associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.

(b) Depending on your country of employment (and country of residence, if different), you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are is considered to have “inside information” regarding the Company (as defined under local law). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for ensuring compliance with any applicable restrictions and you should consult your personal legal advisor for additional information.

(c) You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside your country of employment (and country of residence, if different). You may be required to report such accounts, assets or transactions to the tax or other authorities. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country of employment (and country of residence, if different) through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for additional information.

(d) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(e) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the Employee’s address then on file with the Company.

(f) The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee. This Agreement is governed by the laws of the State of Washington. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern (subject to section 16(e)). Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this contract are contained in the Plan. If issues of interpretation arise under this Agreement, the judgment of the Administrator shall be final.

(g) To the extent the Company determines that this Agreement is subject to section 409A, but does not conform with the requirements thereof, the Company may at its sole discretion amend or replace the Agreement to cause the Agreement to comply with section 409A.

(h) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17. Recoupment. Notwithstanding any other provision of your Agreement, any Shares acquired and any amount received with respect to any sale of such Shares are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Recoupment Policy as may be amended from time to time to comply with changes in laws, rules or regulations that are applicable to such Stock Units and Shares. (The current recoupment policy is reflected in paragraph 24 of the Company’s Corporate Governance Guidelines, which can be found on the Investor Relations site.) You agree to the Company’s enforcement of the Recoupment Policy and any related provision of applicable law without further consent or action being required by you. Without limitation, you authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.

PLEASE RETAIN THIS AGREEMENT FOR YOUR RECORDS
Oct. 2015 Rev.